Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2017 Financial Results

•	Net income of $15.0 million, or $0.46 per common unit

•	Quarterly cash distribution increased 1.0 cent to $0.44 per unit

•	Adjusted EBITDA of $17.6 million and distributable cash flow of $16.2 million, LTM distribution coverage ratio of 1.19x

OMAHA, Neb., May 1, 2017 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2017. Net income was $15.0 million, or $0.46 per common unit, for the first quarter of 2017 compared with $12.2 million, or $0.38 per common unit, for the same period in 2016. The partnership reported adjusted EBITDA of $17.6 million and distributable cash flow of $16.2 million for the first quarter of 2017, compared with adjusted EBITDA of $13.9 million and distributable cash flow of $13.3 million for the same period in 2016. Distribution coverage for the twelve months ended March 31, 2017, (LTM), was 1.19x.

“The partnership delivered another strong quarter supported by Green Plains’ production and downstream distribution volumes,” said Todd Becker, president and chief executive officer of Green Plains Partners. “As a result of the dropdown transactions completed last year, we continue to build our distribution coverage ratio while increasing our quarterly distributions.”

First Quarter Highlights

•	On April 20, 2017, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.44 per unit, or approximately $14.3 million, for the first quarter ended March 31, 2017. The first quarter distribution will be paid on May 15, 2017, to unitholders of record at the close of business on May 5, 2017.

Results of Operations

Consolidated revenues increased $3.4 million for the three months ended March 31, 2017, compared with the same period last year. Revenues generated from the partnership’s storage and throughput agreement with Green Plains Trade increased $3.7 million due to higher throughput volumes resulting from ethanol storage assets acquired in September 2016, partially offset by decreased railcar transportation services and other revenue. Operating expenses decreased by $0.1 million for the three months ended March 31, 2017, compared with the same period for last year.

During the first quarter of 2017, Green Plains Trade increased its ethanol inventories in the partnership’s storage facilities by approximately 7.0 million gallons, which increased deferred revenues by approximately $0.4 million. The partnership expects inventories to return to normal levels during the second quarter.

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(unaudited, in million gallons)

	Three Months Ended March 31,
	2017	2016	% Var.
Product volumes
Storage and throughput services	321.1	247.5	29.7%

Terminal services:
Affiliate	48.9	28.7	70.4
Non-affiliate	25.5	44.2	(42.3)

	74.4	72.9	2.1

Railcar capacity billed (daily average)	89.2	72.9	22.4

Liquidity and Capital Resources

Total liquidity as of March 31, 2017, was $29.4 million, including $0.9 million in cash and cash equivalents, and $28.5 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $126.5 million as of March 31, 2017.

Conference Call Information

On May 2, 2017, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.228.5279 and 913.312.0942, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains Partners’ website at http://ir.greenplainspartners.com. A transcript of the conference call will also be made available on the partnership’s website as soon as practicable.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable and maintenance capital expenditures. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$893	$622
Accounts receivable, including from affiliates	20,112	20,290
Other current assets	1,840	1,363

Total current assets	22,845	22,275
Property and equipment, net	50,156	51,022
Other assets	20,302	20,479

Total assets	$93,303	$93,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, including to affiliates	$11,078	$6,201
Other current liabilities	7,516	11,102

Total current liabilities	18,594	17,303
Long-term debt	134,439	136,927
Other liabilities	3,353	3,712

Total liabilities	156,386	157,942
Partners’ capital	(63,083)	(64,166)

Total liabilities and partners’ capital	$93,303	$93,776

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per unit amounts)

	Three Months Ended March 31,
	2017	2016	% Var.
Revenues
Affiliate	$25,757	$21,768	18.3%
Non-affiliate	1,472	2,021	(27.2)

Total revenues	27,229	23,789	14.5

Operating expenses
Operations and maintenance	8,531	8,645	(1.3)
Selling, general and administrative	1,212	1,209	0.2
Depreciation and amortization	1,254	1,217	3.0

Total operating expenses	10,997	11,071	(0.7)

Operating income	16,232	12,718	27.6

Other income (expense)
Interest income	20	21	(4.8)
Interest expense	(1,228)	(384)	*

Total other expense	(1,208)	(363)	*

Income before income taxes	15,024	12,355	21.6
Income tax expense	47	173	(72.8)

Net income	$14,977	$12,182	22.9%

Net income attributable to partners’ ownership interests
General partner	$300	$244	23.0%
Limited partners – common unitholders	7,343	5,971	23.0
Limited partners – subordinated unitholders	7,334	5,967	22.9

Earnings per limited partner unit (basic and diluted):
Common units	$0.46	$0.38	22.9%

Subordinated units	$0.46	$0.38	22.9%

Weighted average units outstanding (basic and diluted):
Common units	15,911	15,899	0.1

Subordinated units	15,890	15,890	—

Supplemental Revenues Data:
Storage and throughput services	$16,054	$12,376	29.7%
Terminal services	3,112	2,895	7.5
Railcar transportation services	7,530	7,774	(3.1)
Other	533	744	(28.4)

Total revenues	$27,229	$23,789	14.5%

*	Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$14,977	$12,182
Noncash operating adjustments:
Depreciation and amortization	1,254	1,217
Deferred income taxes	—	1
Other	256	367
Net change in working capital	237	(68)

Net cash provided by operating activities	16,724	13,699

Cash flows from investing activities:
Purchases of property and equipment	—	(87)
Acquisition of assets from sponsor	—	(62,312)

Net cash used by investing activities	—	(62,399)

Cash flows from financing activities:
Payments of distributions	(13,953)	(13,057)
Net proceeds (payments) – revolving credit facility	(2,500)	51,000
Other	—	(2)

Net cash provided (used) by financing activities	(16,453)	37,941

Net change in cash and cash equivalents	271	(10,759)
Cash and cash equivalents, beginning of period	622	16,385

Cash and cash equivalents, end of period	$893	$5,626

GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, dollars in thousands)

	Three Months Ended March 31,		LTM Ended March 31,
	2017	2016	2017
Net income	$14,977	$12,182	$59,600
Interest expense	1,228	384	3,389
Income tax expense	47	173	98
Depreciation and amortization	1,254	1,217	5,684
Transaction costs	—	(4)	355
Unit-based compensation expense (benefit)	59	(15)	217

Adjusted EBITDA	17,565	13,937	69,343
Less:
Interest paid or payable	1,228	384	3,389
Income taxes paid or payable	47	172	101
Maintenance capital expenditures	106	34	336

Distributable cash flow	$16,184	$13,347	$65,517

Distributions declared(1)	$14,278	$13,136	$55,158

Coverage ratio	1.13x	1.02x	1.19x

(1)	Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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